Exhibit 23.3

Consent of Independent Registered Public Accounting Firm for Seagate Technology

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Seagate Technology and Maxtor Corporation for the registration of $326,000,000 of aggregate principle amount of the 2.375% Convertible Senior Notes due 2012 of Maxtor Corporation, 18,467,997 common shares of Seagate Technology, and Senior Guarantees of Notes by Seagate Technology, and to the incorporation by reference therein of our reports dated August 1, 2005, with respect to the consolidated financial statements of Seagate Technology, Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, included in its Annual Report (Form 10-K) for the year ended July 1, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

May 31, 2006